PURCHASE AND SALE AGREEMENT
                           ---------------------------


         AGREEMENT made as of the 4th day of June, 1998 by and between Anchor Advanced Products, Inc., a Delaware corporation ("Buyer") having an address at 1111 North Shore Drive, Suite N600, Knoxville, TN 37919, and Robert S. Hayberg and Linda Hayberg, husband and wife, jointly and severally ("Seller") having an address at c/o Reuben M. Schneider, Esq. Abrams Anton, P.A., 2021 Tyler Street, Hollywood, FL 33022-9010.

                              W I T N E S S E T H:
                              --------------------

            In consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

            1. AGREEMENTS TO SELL AND PURCHASE; DESCRIPTION OF PROPERTY;
NOMINEE.

            (a) Purchase and Sale. Seller agrees to convey to Buyer and Buyer hereby agrees to purchase from Seller, for the price and upon the terms and conditions set forth herein, the following:

                           (i) The land located in Davie, Broward County,
Florida described in EXHIBIT 1.1 attached hereto and made a part hereof, and all easements and rights of way appurtenant to such land, and all of Seller's right, title and interest in and to any alleys, strips and gores abutting or adjoining such land and in and to any highways, streets, and ways abutting or adjoining the Land (hereinafter, collectively, the "Land"). For title reference purposes, see deed recorded with the Public Records of Broward County in Book 9433, Page 23;

                           (ii) all buildings, structures and other improvements
located on the Land (collectively, the "Improvements");

                           (iii) all fixtures, and all of Seller's right, title
and interest in and to all equipment and personal property of any kind, such fixtures, equipment and personal property, located on or used in connection with the Land or the Improvements (collectively, the "Personal Property"), including without limitation, the fixtures, equipment and personal property listed on
EXHIBIT 1.2 attached hereto and made a part hereof;

                           (iv) all Leases (including any security deposits and
prepaid rents thereunder) relating to the Property or any portion thereof as listed on EXHIBIT 1.3 attached hereto (the "Leases").



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            The Land, Improvements and Personal Property are, collectively, referred to herein as the "Property."

            (b) Nominee. Seller acknowledges and agrees that Buyer shall have the right to designate a nominee to take title to the Property by notice to Seller given not later than the Closing Date (as defined below).

            2. PURCHASE PRICE; ADJUSTMENTS.

            (a) Purchase Price. The agreed purchase price for the Property (the "Purchase Price") is THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($3,500,000.00), which Purchase Price shall be payable as follows:

                           (i) Approximately SEVEN HUNDRED THOUSAND AND NO\100
DOLLARS ($700,000.00) is to be paid at the time of delivery and recording of the Deed (as hereinafter defined) in cash or by certified, cashier's, treasurer's or bank check or checks or by wire transfer to an account designated by Seller, which designation shall be made not less than 72 hours prior to the Closing Date (as hereinafter defined);

            (b) Existing Indebtedness. Approximately TWO MILLION EIGHT HUNDRED THOUSAND AND NO\100 DOLLARS ($2,800,000.00) are to be paid at the time of the delivery and recording of the Deed by Buyer's assumption of an outstanding mortgage of the Property, with a total outstanding balance of principal and interest and other amounts due thereon of no more than $2,800,000.00 (the "Existing Indebtedness"), given to Life Insurance Company of Georgia (the "Lender"), as evidenced by the specific loan documents described in EXHIBIT 4.2 (the "Loan Documents").

            (c) Termination by Buyer. If Buyer exercises any of Buyer's options to terminate this Agreement as provided herein, then all payments made to Seller by Buyer hereunder shall be promptly refunded in full by Seller to Buyer, but in no event later than ten (10) calendar days after such notice of termination is given.

            (d) Adjustments. The Purchase Price shall be adjusted to reflect the following:

                           (i) Water and sewer use charges, charges for
electricity, gas and other utilities and operating expenses, value of fuel stored on the Property at the price then charged by Seller's supplier, charges under the Contracts and the Permits (as hereinafter defined), and real property taxes with respect to the Property for the then current fiscal tax period, shall be apportioned as of the Closing Date, and the net amount shall be added to or deducted from the Purchase Price, as the case may be.

                           (ii) If, on the Closing Date, the amount of real
property taxes for the then current fiscal tax period is not known or is estimated, the apportionment of real property taxes called for herein shall be made on the basis of the real property taxes for the preceding fiscal tax


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period or estimate, respectively, and an appropriate reapportionment shall be made as soon as the new rate and valuation can be ascertained for the then current fiscal tax period for any increase or decrease in real estate taxes which may occur after the Closing Date.

                        (iii) Each party shall pay its own attorney's fees incurred in connection with the negotiation of this Agreement and consummation of the transactions contemplated by this Agreement, except as otherwise expressly provided herein. Seller shall pay the cost of all deed stamps or transfer taxes assessed with respect to the sale of the Property (except for any transfer taxes directly and solely attributable to Buyer's assumption of the Existing Indebtedness, which shall be paid by Buyer); recording fees for releases and other documents required to clear title or to comply with its obligations hereunder; any assumption, yield maintenance, or other fees owed to the Lender in connection with Buyer's assumption of the outstanding mortgage encumbering the Property; the cost of the architect's or engineer's certificate; and the cost of UCC searches with respect to the Property. Buyer shall pay for recording costs of the Deed and any loan documents relating to Buyer's financing for the Property.

                        (iv) If at any time following the making of any of the adjustments to the Purchase Price, the amount thereof shall prove to be incorrect, or it should be discovered that some adjustment which should have been made was inadvertently omitted altogether, the party in whose favor the error was made shall pay the sum necessary to correct such error to the other party promptly following receipt of notice of such error from such other party. The provisions of this Section 2(d) shall survive the delivery of the Deed or the termination of this Agreement.

            3. CLOSING; EXTENSIONS.

            (a) Closing Date and Place. The time for the delivery of the Deed and for the performance of the other terms and conditions of this Agreement (the "Closing"), shall be 10:00 a.m. on July 15, 1998 (as the same may be extended pursuant to the provisions hereof, the "Closing Date") at the offices of Abrams Anton, P.A., 2021 Tyler Street, Hollywood, FL 33022-9010, or at such other place or time as shall be mutually agreed upon by Buyer and Seller. It is agreed that time is of the essence.

            (b) Extension of Closing Date. Buyer shall have the right to extend the Closing Date and each subsequent extended date of the Closing by written notice to Seller given at least five (5) days in advance of the then applicable Closing Date; however, no such extension may be made which will postpone the Closing Date to a date subsequent to September 15, 1998.

            4. REPRESENTATIONS AND WARRANTIES.

            (a) Representations and Warranties of Seller. Seller warrants and represents to, and covenants and agrees with, Buyer as of the date hereof (and on the Closing Date shall reaffirm all such representations, covenants and warranties as of that date) as follows:

                        (i) Seller is the sole owner of, and holds the entire ownership interest in, the Property and all rights appurtenant thereto;


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                        (ii) Seller has the legal right, power and authority to
enter into this Agreement and to perform all of its obligations hereunder and this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with its terms. The execution by the Seller and delivery of this Agreement, and the performance by Seller of its obligations hereunder, have been duly authorized by all necessary action and will not conflict with, or result in a breach of, any agreement or instrument to which Seller is a party or by which it is bound, or, to the best of Seller's knowledge, any license, permit, approval, privilege or agreement relating to any or all of the Land, the Improvements, or the Personal Property, including, without limitation, permanent Certificates of Occupancy from the local authority having jurisdiction over the construction and occupancy of the Improvements (the "Permits"), or any Governmental Regulation (as hereinafter defined), regulation, order, judgment, writ, injunction or decree of any court or governmental authority;

                        (iii) No consent, approval or other authorization of, or registration, declaration or filing with, any court or governmental agency or commission is required for the due execution, delivery and performance of this Agreement by Seller or for the validity or enforceability thereof against Seller;

                        (iv) There are no uncured notices, suits, orders, decrees or judgments relative to violations of, (A) any of the Permits or any conditions thereof, (B) any easement, restrictive covenant or other matter of record affecting the Property or any part thereof, (C) any laws, statutes, ordinances, codes, regulations, rules, orders, or other requirements of any local, state or federal authority or any other governmental entity or agency having jurisdiction over the Property or any part thereof, including, without limitation, any of the foregoing affecting zoning, subdivision, building, health, traffic, environmental, hazardous waste or flood control matters (all of the foregoing items in (C), collectively, "Governmental Regulations") and, to the best of Seller's knowledge, there are no violations of any of the foregoing matters listed in (A), (B) and (C) affecting the Property.

                        (v) There are no other suits, actions or proceedings pending or, to the best of Seller's knowledge, threatened against or affecting the Property, the Permits or any of the transactions provided for herein before any court or administrative agency or officer, and Seller is not in default with respect to any judgment, order, writ, injunction, rule or regulation of any court or governmental agency or office to which Seller is subject in any way affecting the Property, the Permits or any of the transactions provided for herein.

                        (vi) All maintenance and service contracts relating to the Property or any portion thereof (the "Contracts") and, to the best of Seller's knowledge, all Permits are in full force and effect as of the date hereof.

                        (vii) There are no presently pending or, to the best of Seller's knowledge, threatened with respect to the Property (A) any special assessments, or (B) any condemnation or eminent domain proceedings.


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                        (viii) The Property has available to its lot line,
without the need for easements over the land of others, public water, sewer and drainage facilities and electricity, gas, cable television and telephone utilities.

                        (ix) The Property is an independent unit which does not now rely, and on the date of the Closing Date will not rely, on any facilities (other than the facilities of public utility and water companies) located on any property not included in the Land (A) to fulfill any zoning, building code or other municipal requirement or any other Governmental Regulation, or (B) for structural support or the furnishing to the Improvements of any essential building systems.

                        (x) The Property has adequate, direct, indefeasible legal and practical access of record for ingress from and egress to S.W. 71st Terrace, a public way.

                        (xi) To the best of Seller's knowledge, the HVAC, mechanical, electrical and other building systems serving the Property, as well as all structural aspects of the Property, are in good working order and free from material defects.

                        (xii) The Property does not constitute all or substantially all of the assets of Seller.

                        (xiii) Seller has never generated, stored, handled or disposed of any hazardous substance, hazardous waste, hazardous materials or oil (as any of such terms are defined under applicable Governmental Regulations), and, to the best of Seller's knowledge, there has been no release of any such hazardous substance, hazardous waste, hazardous materials or oil into the environment from the Property, or in, on or under the Property.

                        (xiv) Seller is familiar with the provisions of Sections 897 and 1445 of the Internal Revenue Code (the "Code"), and Seller is not a "foreign person" as that term is defined in Section 1445(f)(3) of the Code.

                        (xv) There are no Leases except as expressly disclosed in EXHIBIT 1.3 attached hereto. The information concerning the Leases set forth in EXHIBIT 4.1 attached hereto (the "Rent Schedule") is accurate and complete as of the date hereof, and there are no leases, subleases, licenses or other rental agreements or occupancy agreements (written or verbal) which grant any possessory interest in and to any space situated on or in the Property or that otherwise give rights with regard to use of the Property other than those set forth on the Rent Schedule. Except as otherwise specifically set forth in the Rent Schedule or elsewhere in this Agreement:

                                    (a) all of the Leases are in full force and
effect and none of them have been modified, amended or extended;

                                    (b) no renewal or extension options have
been granted to tenants other than as now set forth in the Leases;


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                                    (c) no tenant has an option to purchase the
Property, or any part thereof;

                                    (d) the rents set forth on the Rent Schedule
are being collected on a current basis and there are no arrearages in excess of one month;

                                    (e) no tenant is entitled to rental
concessions or abatements for any period subsequent to Closing Date;

                                    (f) Seller has not sent written notice to
any tenant of the Property claiming that such tenant is in default, which default remains uncured;

                                    (g) no action or proceeding instituted
against Seller or any predecessor in title of Seller by any tenant of the Property is presently pending in any court, except with respect to claims involving personal injury or property damage which are covered by insurance;

                                    (h) there are no security deposits or
prepaid rent in the nature of a security deposit other than those set forth in the Rent Schedule;

                                    (i) no rent has been paid more than 30 days
in advance;

                                    (j) no uncompleted work with respect to
premises demised under any of the Leases to be performed by the landlord thereunder will remain incomplete after the Closing Date; and

                                    (k) no brokerage commissions are due or
payable as a result of the Leases or any renewal or extension thereof.

                        (xvi) The amount necessary to discharge all outstanding mortgages and other monetary liens currently affecting the Property does not exceed the net amount of the Purchase Price to be received by Seller at the Closing, after deduction (if any) for the adjustments described in Section 2(d) above.

                        (xvii) The loan documents described on EXHIBIT 4.2 (the "Loan Documents") constitute all of the loan documents (i) relating in any manner to Seller's Existing Indebtedness to Lender and (ii) relating in any manner to the Property. The outstanding principal balance of the Existing Indebtedness as of the date hereof is approximately $2,800,000.00. The Loan Documents correctly, accurately and completely state the terms of the Existing Indebtedness. Except as disclosed in EXHIBIT 4.2, the Loan Documents contain the entire agreement among Seller, any guarantors, and Lender. Seller is not, and to Seller's knowledge, neither any guarantor nor Lender is, in default in the performance of or under any of the Loan Documents except as disclosed in EXHIBIT
4.2. Lender is not entitled to any payments, offsets, or remuneration of any kind except as specifically and expressly set forth in the Loan Documents.


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As of the date of this Agreement and as of the Closing Date, Seller has complied with all requirements of the Loan Documents.

            (b) Representations and Warranties of Buyer. Buyer warrants and represents to, and covenants and agrees with, Seller as follows:

                        (i) Buyer has the legal right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, and the execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder, have been or will be duly authorized by all necessary corporate action at the Closing Date; and this Agreement and Buyer's performance hereunder will not conflict with, or result in a breach of, any of the terms, covenants and provisions of the Articles of Organization or By-Laws of Buyer, as same may have been amended or, to the best of Buyer's knowledge, any Governmental Regulation or order, judgment, writ, injunction or decree of any court or any agreement or instrument to which Buyer is a party or by which it is bound.

                        (ii) The officer signing this Agreement on behalf of Buyer is duly authorized to execute the same on behalf of Buyer and Buyer shall provide a corporate resolution to such effect at the Closing.

            (c) Liability for Warranties and Representations. Seller agrees to indemnify and hold Buyer harmless from and against any and all claims, losses, liabilities, damages, expenses and fees, including without limitation, reasonable attorneys' fees and expenses, incurred by Buyer as the result of the failure of any of Seller's material warranties and representations contained in this Article 4 or elsewhere in this Agreement. Conversely, Buyer agrees to indemnify and hold Seller harmless from and against any and all claims, losses, liabilities, damages, expenses and fees, including without limitation, reasonable attorneys' fees and expenses, incurred by Seller as the result of the material failure of any of Buyer's warranties and representations contained in this Article 4 or elsewhere in this Agreement. The warranties and representations contained in this Article 4 or elsewhere in this Agreement (as the same shall be restated in the certificate described in Section 6(a)(ii)(M) herein) shall survive for one (1) year following the date of the delivery of the Deed hereunder or the termination of this Agreement; provided, however, that there shall be no limitation on the survival of such warranties and representations which Seller knew to be false at the time so made or restated, or at any time on or before the delivery of the Deed hereunder or the termination of this Agreement, nor shall there be any limitation on Buyer's right to bring an action with respect to the same.

            5. RIGHTS AND OBLIGATIONS OF THE PARTIES PRIOR TO CLOSING; CONDITIONS TO CLOSING.

            (a) Seller's Covenants. Seller covenants that between the date of this Agreement and the Closing:

                        (i) Buyer and its representatives, contractors, architects and engineers, and each


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of their respective officers, directors, agents, employees, representatives, and designees shall have access to the Property at any time and from time to time, at Buyer's sole cost and expense: (A) to show the Property to third parties (including, without limitation, contractors, engineers, architects, attorneys, insurers, banks and other lenders or investors, and prospective tenants, occupants or buyers) and (B) to perform any and all tests, borings, inspections, and measurements which are contemplated hereby or which Buyer deems reasonably necessary or appropriate hereunder, including without limitation, for purposes of locating all utility conduits serving the Property, making soil borings, performing soil compaction tests, performing mechanical or structural inspections, conducting any of the other tests described in Section 5(b) below, and making such surveys and other topographical and engineering studies, and other tests, surveys and studies as Buyer or its lender may deem necessary or appropriate. All entries onto the Property pursuant to this Section 5(a) shall only occur after reasonable notice to Seller, and shall be conducted at reasonable times, and so as not to cause unreasonable interference with the business activities of any tenants occupying the Property. Buyer agrees to indemnify and hold harmless Seller from any physical damage to property or physical injury or death to any person, and from any reasonable expenses (including attorneys' fees) associated with any claims arising from any such damage, injury or death caused by Buyer or any such person while on the Property pursuant to this Section 5(a).

                        (ii) Buyer may discuss the Property with any federal, county, state or local officials or authorities concerning variances, permits, certificates, consents, approvals, the Permits and other Governmental Regulations for the use, operation, leasing and/or sale of the Property for such uses(s) as Buyer deems appropriate.

                        (iii) Promptly upon execution hereof, Seller will furnish to Buyer for Buyer's review and approval all information in its possession, and complete and accurate recorded documentation, concerning ownership and condition of the Property (including without limitation, any available plans and surveys, engineering reports, condominium documents, title documents and abstracts, title insurance policies, leases, tenant records and service and management contracts). Upon termination of this Agreement as provided herein, and provided that such termination is not a result of Seller's default hereunder, Buyer will return to Seller all such information obtained from Seller.

                        (iv) Seller shall not permit occupancy of, or enter into any new lease for, space in or on the Property, or any portion thereof, unless Buyer has approved such occupancy or lease in writing.

                        (v) Seller shall not modify or amend any Contract or enter into any new service, maintenance or management contract unless the same is terminable without penalty by the then owner of the Property upon not more than 30 days' notice.

                        (vi) No Personal Property included in this Agreement shall be removed from any of the Improvements, unless the same is replaced with similar items of at least equal quality prior to the Closing.


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                        (vii) Seller shall prosecute, and shall not withdraw,
settle or otherwise compromise, any protest or reduction proceeding affecting real estate taxes assessed against the Property for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Buyer. Real estate tax refunds and credits received after the Closing Date which are attributable to the fiscal tax year during which the Closing Date occurs shall be apportioned between Seller and Buyer, after deducting the expenses of collection thereof, which obligation shall survive the Closing.

                        (viii) So long as this Agreement is in effect, Seller shall maintain fire and extended coverage and liability insurance coverage on the Property in the same amount as set forth in the Insurance Certificate attached hereto as EXHIBIT 5.1. Risk of loss shall remain with Seller prior to the Closing Date.

                        (ix) So long as this Agreement is in effect, Seller shall not execute any new mortgage of the Property or modify the existing mortgage(s) on the Property, or otherwise encumber the Property in an amount which, together with the amount of all other mortgages and monetary liens, will exceed the net amount of the Purchase Price to be received by Seller at the Closing, after deduction (if any) for the adjustments described in Section 2(c) above and payment of the broker's commission, or create any other new encumbrance or restriction affecting the Property.

            (b) Certain Conditions to Buyer's Obligations. In addition to the other conditions to be satisfied hereunder, Buyer's obligations hereunder are expressly contingent upon fulfillment of all of the following terms and conditions:

                        (i) Buyer may make or cause to be made all tests, borings and inspections it deems necessary to determine if there are any "hazardous wastes", "hazardous substances", "oil" or "hazardous materials" (as all those terms are defined under applicable Governmental Regulations), or any medical wastes, radioactive materials, lead, asbestos, urea formaldehyde, or radon, in, on, about, under or in the area of the Property, and shall be satisfied in its sole discretion with the results of all such tests, borings and inspections.

                        (ii) Buyer may make or cause to be made a survey of the Property prior to the Closing Date, and such survey shall disclose no matters affecting the Property which are inconsistent with the other provisions of this Agreement.

                        (iii) Buyer shall have obtained a commitment from a title insurance company selected by Buyer pursuant to which such company agrees to insure title to the Property, at normal premium rates, in an ALTA form, which commitment shall delete the printed exceptions for mechanics' and materialmans' liens, parties in possession (except for tenants having possession pursuant to the Leases set forth in EXHIBIT 1.3) and surveys, shall include a so-called Comprehensive Endorsement, and shall (A) affirmatively insure that there will be no violation of any applicable restrictions pertaining to the Property if used, operated, leased and/or sold as contemplated herein, (B) insure that the Property has legal and actual access to public


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roadways, (C) provide that all such affirmative coverages will be available to future purchasers and their mortgagees at normal premium rates, and (D) provide such other affirmative coverages as Buyer may reasonably require.

                        (iv) Buyer shall have obtained surveys, engineering reports, percolation tests, commitment letters and other evidence satisfactory to Buyer that: (A) the Property contains or is serviced by adequate water supplies; (B) adequate utilities are available at the site; and (C) the HVAC, mechanical, electrical and other building systems serving the Property, as well as all structural aspects of the Property, are all satisfactory in Buyer's sole discretion.

                        (v) The parties thereto shall have each fully performed all of their respective obligations pursuant to that certain Stock Purchase Agreement dated as of June 4, 1998 by and among Buyer, as purchaser, and Gemini Plastics Services, Inc., Robert S. Hayberg, and others, as sellers.

                        If any of the foregoing conditions are not fully satisfied in a manner which is acceptable to Buyer in its sole discretion on or before the original or any extended time for Closing, Buyer shall notify Seller thereof prior to the Closing Date, which notice shall specify which condition(s) has (have) not been satisfied. In such event, the parties shall have the respective rights, obligations and options specified in Section 7(a)(i) below.

            6. CLOSING OBLIGATIONS.

            (a) Seller's Closing Obligations. On the Closing Date, Seller shall:

                        (i) Deliver to Buyer full possession of the Property:
(A) in the same condition as it is as of the date hereof, reasonable use and wear thereof excepted, (B) in compliance with all building and zoning laws, and any other encumbrances expressly permitted by this Agreement and (C) free and clear of all tenants and occupants, except for tenants set forth on the Rent Schedule. Buyer shall be entitled to an inspection of the Property prior to the Closing Date in order to determine whether the condition thereof complies with the terms of this Section.

                        (ii) Deliver to Buyer, in form and substance satisfactory to Buyer, the following:

                                    (A) a good and sufficient special warranty
deed (the "Deed") conveying good and clear record and marketable title to the Land and Improvements insurable as provided in Section 5(b)(iv) above, which shall convey title free from all liens, encumbrances and encroachments except:
(I) provisions of building and zoning laws existing as of the date hereof; (II) such real property taxes for the then current fiscal tax period as are not yet due and payable on the Closing Date; (III) such liens for betterment charges as may be assessed on the Property after the Closing Date; and (IV) easements, restrictions and rights of way of record, if any, which do not materially interfere (in Buyer's reasonable discretion) with the use, operation, leasing and/or sale of the Property for the Intended Use.


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                                    (B) A Warranty Bill of Sale transferring
Seller's entire interest in the Personal Property.

                                    (C) An Assignment of the Permits (provided,
however, in the absence of an express assignment, delivery of the Deed will be deemed to constitute the assignment of all of the Permits to Buyer).

                                    (D) Copies, and where available originals,
of all of the Permits, current as of the Closing Date;

                                    (E) Evidence acceptable to Buyer from the
local water and sewer authority and any other entity providing utility service to the Property showing that all charges for water and sewer service and such other utilities have been paid through a date not more than five (5) calendar days prior to the Closing Date.

                                    (F) An Assignment of the Leases and
Contracts, including an indemnity from Seller against any loss, cost or damage with respect to the foregoing arising out of facts or circumstances occurring prior to the Closing.

                                    (G) Executed originals of all Leases and
Contracts (or photocopies of the same, together with appropriate affidavits/certificates regarding authenticity, if originals are unavailable after a diligent search).

                                    (H) Tenant Estoppel Letters.  Estoppel
letters dated not more than five (5) days prior to the Closing addressed to Buyer from all tenants under the Leases in the form attached hereto as EXHIBIT 6.1, or an affidavit executed by Seller regarding the Leases which affidavit is substantially in the form attached hereto as EXHIBIT 6.1.

                                    (I) Sufficient original letters, executed by
Seller, advising the tenants under the Leases of the sale of the Property to Buyer and directing that all rents and other payments thereafter becoming due under the Leases be sent to Buyer or as Buyer may direct.

                                    (J) Original copies (or photocopies of the
same if the originals are not available) of all site plans, surveys, soil and substrata studies, architectural drawings (including, without limitation, final "as built" architectural and engineering drawings), plans and specifications, engineering plans and studies, floor plans, landscape plans and other plans or studies of any kind that relate to the Property.

                                    (K) Affidavits to Buyer's title insurer as
to parties in possession or with a right to possession of, and mechanic's liens with respect to, the Property, which affidavits shall be sufficient to have the normal printed exceptions with respect to such matters deleted from Buyer's and Buyer's lender's title insurance policy(ies).

                                    (L) An Affidavit certifying that Seller is
not a "foreign person" as of the Closing Date, as provided in Section 4(a)(xv) hereof.


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                                    (M) A certificate by Seller to the effect
that all of the representations and warranties set forth in this Agreement remain true and correct as of the Closing Date except with respect to the Contracts to the extent the same may have changed in accordance with the terms and conditions of this Agreement.

                                    (N) A 1099-B form.

                                    (O) A W-9 form stating that no backup
withholding is necessary to disburse Seller's share, if any, of any interest due to Seller on any amounts held hereunder.

                                    (P) All keys and key cards to the Property,
appropriately tagged for identification.

                                    (Q) All other documents, certificates and
instruments deemed reasonably necessary or appropriate by Buyer's counsel to effectuate the transactions which are the subject of this Agreement.

                                    (R) Lender's Estoppel Letter.  An estoppel
letter dated not more than 30 days prior to the Closing Date addressed to Buyer from Lender in the form attached hereto as EXHIBIT 6.2.; provided, however, that Seller shall not be deemed in default hereunder so long as Seller shall have used reasonable efforts to obtain such Lender's Estoppel Letter from Lender.

            (b) Buyer's Closing Obligations. At the Closing, Buyer shall:

                        (i) Deliver to Seller, in immediately available funds, the Purchase Price, as adjusted for apportionments under Section 2.

                        (ii) Deliver any other documents expressly required by this Agreement to be delivered by Buyer.

            7. FAILURE OR INABILITY TO PERFORM; DEFAULTS; REMEDIES.

            (a) Seller's Default. (i) If Seller shall be unable, on the Closing Date, to give title or make conveyance or deliver possession of the Property as required by this Agreement or to satisfy any of the terms and conditions precedent to Closing set forth herein, or if the Property does not then conform to the provisions hereof, or if any of Seller's warranties and representations contained herein are not correct as of the Closing Date, the time for performance hereunder shall be extended for such period, not to exceed ninety
(90) days, as shall be reasonably specified by Buyer, and Seller shall use diligent efforts to give title or make conveyance or deliver possession as provided herein, or to satisfy such terms and conditions, to make the Property conform to the provisions hereof, or to cure the inaccuracy in such warranty or representation, as the case may be. If, at the expiration of such extended time for performance, despite having used such diligent efforts Seller shall fail to convey title, or deliver possession, or make the Property conform, or if any of Seller's warranties and representations contained herein are not correct as of such extended time, as the case may be, then Buyer shall have the option, at Buyer's sole discretion: (A) to terminate this Agreement by notice given to Seller, whereupon all sums paid by Buyer hereunder shall be promptly refunded by Buyer and all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto, excluding, however, those provisions hereof which are expressly provided herein to survive termination of the Agreement, or (B) to accept title to the Property as provided in Section 7(a)(ii) below. In the event that Seller seeks relief as a debtor under any applicable law, including without limitation the federal bankruptcy code, or upon the involuntary commencement of any such proceeding, Buyer shall have the right of possession of the Property pending the Closing and shall be entitled to any and all rights pursuant to 11 U.S.C. ss.365 (i) and (ii). Buyer shall have the right to obtain specific performance of this Agreement, as well as the benefit of any other rights or remedies provided herein or by applicable law, in the event of any default hereunder by Seller (i.e., Seller's failure to perform its obligations hereunder where such failure is not excused by any of the express terms of this Agreement).

                        (ii) Buyer shall have the election, at the original or at any extended time for Closing, to accept such title to and possession of the Property as Seller can deliver in its then condition and to thereupon pay the Purchase Price without any deductions, except such amount necessary to remove all mortgages, liens or encumbrances which secure the payment of money and such adjustments computed in accordance with Section 2(d) above, in which case Seller shall convey such title. Notwithstanding the foregoing, however, if the Property has been damaged by fire or other casualty or by eminent domain and is not fully repaired at the time of the Closing, Buyer shall, at Buyer's sole option, either: (A) receive an assignment of any insurance proceeds or condemnation awards recovered or recoverable by Seller arising from fire or other casualty to, or condemnation of, the Property which have not been applied by Seller to restore the Property, or (B) receive a deduction from the Purchase Price in the amount of such proceeds or award and any applicable deductible, and in either case shall receive an assignment of Seller's contract rights against any contractor engaged by Seller to repair the Improvements.

            (b) Buyer's Default. If Buyer shall fail to fulfill its agreements herein on the Closing Date, Buyer shall pay to Seller as liquidated damages the amount of TEN THOUSAND AND NO\100 DOLLARS ($10,000.00), which said sum, in view of the difficulty of estimating such damages with exactness, is hereby expressed, fixed, computed, determined, and agreed on as the sole damages that will be suffered by the Seller by reason of such default; and it is understood and agreed by Buyer and Seller that the liquidated damages hereinbefore mentioned are in lieu of the actual damages arising from such breach of this Agreement. Buyer and Seller agree that (i) in no event shall Buyer be liable for, nor shall Seller make any claim for, consequential, incidental or special damages or loss of profits or revenues resulting from the failure of Buyer to perform as provided in this Agreement, and (ii) in no event shall Seller make any claim for specific performance of this Agreement, or any other equitable remedy.

            8. MISCELLANEOUS.

            (a) Tax Identification Number. Seller warrants and represents that Seller's federal tax identification number is ###-##-####, and Buyer warrants and represents that Buyer's federal tax identification number is _____________. Seller and Buyer each acknowledge that the foregoing information will be relied upon in reporting the transactions contemplated hereby to appropriate governmental authorities.

            (b) Agreement Not an Offer. The submission of any draft of this Agreement or any portion thereof does not constitute an offer to buy the Property, it being acknowledged and agreed that neither Buyer nor Seller shall be legally obligated with respect to the purchase or sale of the Property unless and until this Agreement has been executed by both Buyer and Seller and a fully executed copy has been delivered to each of Buyer and Seller.

            (c) Exhibits. The following Exhibits attached hereto are incorporated herein by reference and made a part hereof:

            Exhibits
            --------

            Exhibit 1.1                         Legal Description of the Land
            Exhibit 1.2                         Personal Property
            Exhibit 1.3                         Leases
            Exhibit 4.1                         Rent Schedule
            Exhibit 4.2                         Loan Documents
            Exhibit 5.1                         Insurance Certificate
            Exhibit 6.1                         Form of Tenant Estoppel
            Exhibit 6.2                         Form of Lender Estoppel

            (d) Notices. All notices or communications required or permitted hereunder shall be in writing and delivered by hand or mailed by certified mail, return receipt requested, postage and registration or certification charges prepaid, or by nationally recognized overnight courier service to the party entitled thereto as follows:

                                            If to Seller:

                                            Reuben M. Schneider, Esq.
                                            Abrams Anton, P.A.
                                            2021 Tyler Street
                                            Hollywood, FL  33022-9010

                                            If to Buyer:

                                            Anchor Advanced Products, Inc.,
                                            1111 North Shore Drive, Suite N600
                                            Knoxville, TN  37919
                                            Attention: Charles B. Schiele

                                                         and:

                                            John R. Walkey, Esq.
                                            Choate, Hall & Stewart
                                            Exchange Place, 53 State Street
                                            Boston, Massachusetts  02109


or such other party(ies) or address(es) as either party shall specify by written notice to the other from time to time. Any such notice or communication shall be deemed to have been given as of the date of its receipt or delivery.

            (e) Broker. Each of Buyer and Seller hereby represents, covenants and warrants to the other that the party so representing has dealt with no broker or other person entitled to a commission in connection with the negotiation or execution of this Agreement or the consummation of the transactions contemplated hereby.

            (f) Entire Agreement; Rules of Construction. This Agreement may be executed in multiple counterparts; is to be construed as a Florida contract; is to take effect as a sealed instrument; sets forth the entire agreement between the parties; merges all prior and contemporaneous agreements, understandings, warranties, or representations; shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; and may be canceled, modified or amended only by a written instrument executed by both Seller and Buyer. The captions and section headings are used only as a matter of convenience and are not to be considered a part of this Agreement or to be used in determining the intent of the parties.

            (h) Further Assurances. Upon Buyer's request, Seller agrees to execute and deliver to Buyer such additional instruments, certificates and documents as Buyer may reasonably require, whether or not after the Closing Date, in order to provide Buyer with the rights and benefits to which Buyer is entitled under this Agreement.

            [The remainder of this page is intentionally left blank]

            IN WITNESS WHEREOF, the parties have executed this Agreement, or caused it to be executed by their respective duly authorized representatives, as an instrument under seal as of the day and year first above written.




Witness:
                                             BUYER:

                                             ANCHOR ADVANCED PRODUCTS, INC.


                                             By: /s/ George Votis
-----------------------------                    --------------------------
                                                 Name:  George Votis
                                                 Title: CEO



                                             SELLER:


/s/ Reuben M. Schneider                      /s/ Robert S. Hayberg
-----------------------------                ------------------------------
                                             Robert S. Hayberg



                                             /s/ Linda Hayberg
-----------------------------                ------------------------------
                                             Linda Hayberg

Exhibits
--------

Exhibit 1.1                                     Legal Description of the Land
Exhibit 1.2                                     Personal Property
Exhibit 1.3                                     Leases
Exhibit 4.1                                     Rent Schedule
Exhibit 4.2                                     Loan Documents
Exhibit 5.1                                     Insurance Certificate
Exhibit 6.1                                     Form of Tenant Estoppel
Exhibit 6.2                                     Form of Lender Estoppel

                                   EXHIBIT 1.1
                                   -----------


                         [Legal description of the Land]

                                   EXHIBIT 1.2
                                   -----------


                       [Description of Personal Property]

                                   EXHIBIT 1.3
                                   -----------

                                    [Leases]

                                   EXHIBIT 4.1
                                   -----------

                                  RENT SCHEDULE

                                   EXHIBIT 4.2
                                   -----------

                                [Loan Documents]

                                   EXHIBIT 5.1
                                   -----------

                             [Insurance Certificate]

                                   EXHIBIT 6.1
                                   -----------

                           TENANT ESTOPPEL CERTIFICATE

                                   EXHIBIT 6.2
                                   -----------


                           LENDER ESTOPPEL CERTIFICATE